Exhibit 99.1

FOR IMMEDIATE RELEASE

June 29, 2009

MICRONETICS REPORTS $30.4M IN NET SALES FOR ITS 2009 FISCAL YEAR

Hudson, NH — (BUSINESS WIRE) - June 29, 2009 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its fourth quarter and fiscal year ended March 31, 2009 (“FY2009”).

Net sales were $8,317,424 for the thirteen weeks ended March 31, 2009, an increase of $594,409 or 8% as compared to $7,723,015 for thirteen weeks ended March 31, 2008. For FY2009, the Company reported net sales of $30,347,285 as compared to net sales of $32,624,946 for FY2008, a decrease of $2,277,661 or (7%).

For the thirteen weeks ended March 31, 2009, the Company reported a net loss of ($270,495) or ($0.06) per diluted share as compared to net income of $303,097 or $0.06 per diluted share, for the quarter ended March 31, 2008. For FY2009, the net loss was ($9,563,927) or ($1.98) per diluted share, as compared to net income of $1,662,383 or $0.34 per diluted share for FY2008, a decrease of $11,126,310. The net loss for FY 2009 includes a pre-tax, non-cash goodwill and intangible asset impairment charge of approximately $9.3 million.

The decrease in net sales for the fiscal year is primarily attributable to a decrease in net sales of high performance amplifiers for commercial WIMAX and public safety applications of approximately $6.8 million. This decrease was offset in part by an increase of $2.8 million in sales of integrated component sub-systems for jamming and electronic modernization and an increase of approximately $1.7 million in sales of other components.

Dave Robbins, Micronetics CEO, stated, “We are diversifying our high power amplifier (HPA) business into defense and airborne platforms and are starting to get traction evidenced by our booking development contracts with large defense contractors for communications on the move (COTM) and jamming applications. In addition we are developing digital pre-distortion technology which may greatly improve the linearity, cost, and efficiency of HPAs, we believe these will be important requirements for wide-scale deployment of emerging communication systems.”

Micronetics’ backlog increased to a record $26 million on over $10 million in bookings for the quarter ended March 31, 2009.

Mr. Robbins, continued, “Q4 earnings were affected by a non cash write-down of inventory primarily related to the uncertainty in today’s commercial markets, and because of the mix of revenue related to development contracts. We remain optimistic about our outlook based on our ongoing robust bookings. We continue to execute against critical milestones and have received positive customer feedback on delivered prototype integrated subsystems. In addition, we foresee a strong pipeline of opportunities in jamming and electronic system modernization for defense programs as well as RFID and In-flight internet commercial programs. We continue to focus on converting our backlog into cash and completing qualification deliveries of integrated subsystems that we expect will contribute to significant growth potential over the next several years.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including AeroSat, Anaren Microwave, Anritsu, Augusta Aerospace, BAE Systems, Boeing, Comtech, EADS,

EDO/Benchmark, General Dynamics, ITT Electronic Warfare Systems, L-3 Communications, Lockheed Martin, NAVICP, Nextwave/Jabil Circuit, Northrop Grumman, Pegasus GSS, Qualcomm, Raytheon, Teradyne, Tektronix and Thales. Additional information can be found on our website at http://www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2009.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Thirteen Weeks Ended March 31,
	2009	2008
Net sales	$8,317	$7,723

Gross profit	1,390	3,248

Research and development	655	417

Selling, general and administrative expenses	2,036	1,973

Amortization of intangibles	66	183

Other expense	(94)	(155)

(Loss) income before income taxes	(1,461)	520

(Benefit) provision for income taxes	(1,191)	217

Net (loss) income	$(270)	$303

Net (loss) income per common share:
Basic	$(.06)	$.06
Diluted	$(.06)	$.06

Weighted average shares
Outstanding:
Basic	4,554	4,995
Diluted	4,554	5,013

INCOME STATEMENT DATA

($000s omitted except per share data)

	Year Ended March 31,
	2009	2008
Net sales	$30,347	$32,625

Gross profit	9,184	12,919

Research and development	1,869	1,018

Selling, general and administrative expenses	7,899	7,590

Goodwill impairment charge	7,965	—

Intangible asset impairment charge	1,295	—

Amortization of intangibles	566	733

Other expense	(328)	(565)

(Loss) Income before income taxes	(10,738)	3,013

(Benefit) provision for income taxes	(1,174)	1,351

Net (loss) income	$(9,564)	$1,662

Net (loss) income per common share:
Basic	$(1.98)	$.34
Diluted	$(1.98)	$.34

Weighted average shares
Outstanding:
Basic	4,836	4,932
Diluted	4,836	4,951

BALANCE SHEET DATA

($000s omitted)

	Year Ended March 31,
	2009	2008
Cash, cash equivalents and short term investments	$620	$3,563
Working capital	8,544	11,197
Total assets	25,526	33,386
Non-current liabilities	3,993	5,551
Shareholders’ equity	12,230	22,409

Contact

David Robbins, CEO

Micronetics, Inc.

(603) 546-4131